UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (May 2, 2013)

China Botanic Pharmaceutical Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-34808 (Commission File Number)	88-1273503 (IRS Employer Identification No.)

Level 11, Changjiang International Building No. 28, Changjiang Road Nangang District, Harbin Heilongjiang Province, P.R. China (Address of Principal Executive Offices)	150090 (Zip Code)

+86-451-5762-0378
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

 On May 2, 2013,  China Botanic Pharmaceutical Inc. (the “ Company”)  received a notice (“Delisting Notice”) from the NYSE MKT LLC ("Exchange") indicating that based on the Company’s noncompliance with its compliance plan previously submitted by the Company on February 7, 2013 to regain compliance with Sections 134 and 1101 of the NYSE MKT  Company Guide (“Company Guide”) by May 1, 2013 (the “Compliance Plan”), the Exchange has made a determination to delist the common stock of the Company from the Exchange.  The Delisting Notice indicated that under Sections 1203 and 1009(d) of the Company Guide, the Company has a limited right to appeal the Exchange’s determination by requesting an oral hearing or a hearing based on a written submission before the Exchange’s Listing Qualifications Panel (“Panel”).  In order to request a hearing, the Company must submit its appeal request and pay the  required fee by May 9, 2013.  If the Company does not elect to appeal the determination by May 9, 2013, the determination will be final and the Exchange will proceed to file an application with the Securities and Exchange Commission to delist the Company’s common stock from the Exchange.

As previously announced, on January 31, 2013, the Company received a notice of failure to satisfy a continued listing standard from the Exchange as a result of the Company’s failure to timely file its Form 10-K for the fiscal year ended October 31, 2013.   In response to the letter dated January 31, 2013, the Company submitted a plan of compliance (the “Plan”) on February 14, 2013, outlining the actions that the Company has taken and the Company’s plans to bring it back into compliance by May 1, 2013. The Plan was accepted on March 1, 2013. On March 27, 2013, the Company  received another notice of failure to satisfy a continued listing standard from the Exchange as a result of the Company’s failure to timely file its Form 10-Q for the period ended January 31, 2013. Due to the similar nature of the deficiencies in the notices and the inclusion of the filing timeline of the Form 10-Q in the Plan,  the Company was not required to submit another plan of compliance. The Company was advised that it was subject to the procedures and requirements of Section 1009 of the Company Guide as a result of the delinquent filings.  In addition, it was advised that if the Company did not bring it back into compliance with all of the Exchange’s continued listing standards within the timeframe provided or did not make progress consistent with the Plan during such plan period, the Exchange staff would  initiate delisting proceedings as appropriate.

The Company was unable to file its Form 10-K and Form 10-Q pursuant to the Plan.  Due to new developments resulting in Company’s failure to meet the milestones set in the Plan, on April 12, 2013, the Company submitted an amended compliance plan and requested an extension until June 15, 2013 to regain compliance (the “Revised Plan”).  Subsequently on April 24, 2013, the Company requested an additional extension of its compliance end date to July 15, 2013.  In light of the Company’s failure to make progress consistent with the Plan and review of materials provided and discussions with the Company and its representatives, the request for an extension of its compliance end date to July 15, 2013 was denied.  The Exchange indicated in the Delisting Notice that it did not believe the Company has provided a reasonable demonstration of its ability to regain compliance in such timeframe.

The Company intends to appeal the Exchange's determination by requesting a hearing by written submission before the Panel, which request will stay the delisting determination until at least such time as the Panel renders a determination following the hearing. The Company anticipates that the hearing will take place in approximately six (6) to eight (8) weeks time. The Company is undertaking steps to address the deficiencies raised by the Exchange. However, there can be no assurance that the Company will be successful in its appeal and that the Company's request for continued listing will be granted.

The Company issued a press release on May 7, 2013 relating to the foregoing matters. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.           Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Botanic Pharmaceutical Inc
a Nevada Corporation

Dated: May 7, 2013                                                        /s/ Li Shaoming
Li Shaoming,
Chief Executive Officer

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